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                                                                    Exhibit 99.2


                                  PRESS RELEASE


FOR IMMEDIATE RELEASE

               SOLVAY PHARMACEUTICALS EXERCISES OPTION TO PURCHASE
                      DURAMED PHARMACEUTICALS COMMON STOCK


CINCINNATI, OCTOBER 19, 1999 -- DURAMED PHARMACEUTICALS, INC. (Nasdaq:DRMD) today announced that it has been notified that SOLVAY PHARMACEUTICALS, INC. is exercising the option granted October 6, 1999, and intends to purchase the maximum number of 3,000,000 shares of Duramed common stock at $9.00 per share made available under the option, subject to certain conditions. On or before October 22, 1999, Solvay Pharmaceuticals will purchase 1,666,666 shares of Duramed common stock. Duramed expects to satisfy the conditions of that purchase.

Purchase of the remaining 1,333,334 shares available under the option is subject to additional conditions, including: satisfactory completion of all applicable regulatory requirements, including Hart-Scott-Rodino antitrust review; the future creation of an additional director position on Duramed's board of directors to be designated by Solvay Pharmaceuticals; and, final approval by the Solvay America, Inc. board of directors.

The sale of 1,666,666 shares of newly issued stock will increase Duramed's total fully diluted shares outstanding to approximately 29 million. The closing market price of Duramed common stock on October 18, 1999 was $8 11/16 per share.


DURAMED PHARMACEUTICALS AND SOLVAY PHARMACEUTICALS
IN PRODUCT PROMOTION ALLIANCE
On October 6, 1999, the companies announced an alliance to jointly promote three of the companies' hormone products in the United States: Duramed Pharmaceuticals' CENESTIN(R) (synthetic conjugated estrogens, A) Tablets and Solvay Pharmaceuticals' ESTRATEST(R)/ESTRATEST(R) H.S. Tablets (esterified estrogens and methyltestosterone) and PROMETRIUM(R) (progesterone) Capsules.

On October 11, 1999, a combined national sales force of more than 300 Duramed Pharmaceuticals and Solvay Pharmaceuticals sales representatives began promoting the alliance products to obstetricians and gynecologists across the United States. Solvay Pharmaceuticals' resources also include teams of regional marketing managers, field trainers, medical liaison teams and a medical advisory committee comprised of leading women's health physicians.
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CENESTIN is designated as the primary product in the Duramed/Solvay
Pharmaceuticals alliance while the Solvay Pharmaceuticals products will address additional important therapeutic requirements in women's health. All three products are expected to benefit from the broadened exposure in the marketplace. Under the terms of the alliance, Duramed Pharmaceuticals, Inc. and Solvay Pharmaceuticals, Inc. will retain all revenue from their respective products.

CENESTIN(R) was approved by the U.S. Food and Drug Administration (FDA) in March 1999. CENESTIN offers millions of women and their physicians a new, appealing plant-derived synthetic conjugated estrogens product with a slow-release formulation. Solvay Pharmaceuticals is a leader in the women's health market. Its products, ESTRATEST(R)/ESTRATEST(R) H.S. Brand Tablets and PROMETRIUM(R) Capsules will complement CENESTIN in the pharmaceutical sales effort.


ABOUT SOLVAY PHARMACEUTICALS, INC.
Solvay Pharmaceuticals, Inc., based in Marietta, Ga., is a research-based pharmaceuticals company, active in the therapeutic areas of cardiology, gastroenterology, mental health and women's health. It is a member of the worldwide Solvay Group of chemical and pharmaceutical companies, headquartered in Brussels, Belgium. The Group's members employ some 33,000 people in 46 countries. Its 1998 revenue worldwide was 7.5 billion EUR ($8.7 billion) from four operating sectors: Chemicals, Plastics, Processing, and Pharmaceuticals. Additional information about the Group can be found on the World Wide Web at http://www.solvay.com.


ABOUT DURAMED PHARMACEUTICALS, INC.
Duramed Pharmaceuticals develops, manufactures and markets prescription drug products. The company's business strategy emphasizes products with attractive market opportunities and potentially limited competition due to technological barriers to entry, focusing on women's health and the hormone replacement therapy market.

On March 24, 1999, the U.S. Food and Drug Administration (FDA) approved the company's first branded product, Cenestin(R) (synthetic conjugated estrogens, A) Tablets, for the treatment of moderate-to-severe vasomotor symptoms. The company is undertaking a clinical program to evaluate Cenestin in additional tablet strengths and for the prevention of osteoporosis. One important element of these clinical trials--the bone marker study--is complete. Preliminary results are favorable and clearly show a reduction in bone markers, which indicates a bone preservation effect. In addition, in the cardiovascular evaluation, a positive lipid profile was found. The company anticipates beginning the full osteoporosis clinical study in 2000 to confirm the beneficial results indicated by the bone marker study. Further, Duramed anticipates receiving approval for the 1.25 mg tablet strength of Cenestin by December 1999 and approval for the 0.3 mg tablet strength in mid-2000.

The company's stock is traded on Nasdaq using the symbol DRMD. Additional information about the company can be found on the World Wide Web at www.duramed.com.


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Like all estrogen drug products, CENESTIN(R), and ESTRATEST(R)/ESTRATEST(R) H.S.
Brand Tablets should not be used in women with known or suspected pregnancy, breast cancer, or estrogen-dependent neoplasia, undiagnosed abnormal genital bleeding, active thrombophlebitis, or thromboembolic disorders. Estrogens have been reported to increase the risk of endometrial carcinoma in postmenopausal women with an intact uterus. The most common adverse events reported in clinical experience with CENESTIN included headache, insomnia, asthenia, nervousness, paresthesia, and depression. The most common adverse events reported with ESTRATEST(R)/ESTRATEST(R) H.S. Brand Tablets include those typical of estrogen therapy (such as breast tenderness, headache, nausea, edema and abdominal pain) and of androgen treatment (including hair loss, acne and hirsutism). Common side effects of PROMETRIUM(R) Capsules are breast tenderness, dizziness, abdominal bloating, and vaginal discharge. For additional information on CENESTIN(R), ESTRATEST(R) Brand Tablets or PROMETRIUM(R) Capsules, please see full prescribing information.

The Securities and Exchange Commission (SEC) encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. Due to changing market conditions, product competition, the nature of product development and regulatory approval processes, the achievement of forward-looking statements contained in this press release are subject to risks and uncertainties. For further details and a discussion of these risks and uncertainties, see Duramed's SEC filings, including its annual report on Form 1O-K/A.